EXHIBIT 10.14

Consulting Agreement

This Consulting Agreement (the "Agreement") is entered into as of this 2nd day of April, 2008, by and between Visual Management Systems, Inc., a Nevada corporation, with its principal place of business at 1000 Industrial Way North Suite C, Toms River, NJ 08755 (the “Company”) and Jay Edmond Russ, an individual ("Consultant").

Recitals

WHEREAS, the Company is in need of guidance and consultation with respect to its digital video surveillance and digital video recorder (“DVR”) businesses;

WHEREAS, the Company requires access to the expertise of the Consultant as to certain strategic elements of the digital video surveillance industry; and

WHEREAS, Consultant has agreed to make himself reasonably available to provide consulting services to the Company in connection with its digital video surveillance and DVR businesses as requested by the Company;

NOW, THEREFORE, the parties hereby agree as follows:

Consultant's Services. Consultant shall make himself reasonably available by telephone to the Company during regular business hours during the Term (as defined below) of this Agreement, subject in all respects to his other business obligations, to provide to the Company professional consulting services in connection with its digital video surveillance and DVR businesses and other related activities as reasonably requested from time to time (the “Consulting Services”).  In providing the Consulting Services as described in this Agreement, Consultant shall give the Company full access to his range of knowledge and professional contacts in the digital video surveillance industry, with a view  towards the Company leveraging his industry relationships to expand its DVR and digital video surveillance product distribution, and increase its fully integrated system install revenue.

1.	Compensation.

1.1.
Base Compensation.  In consideration for the Consulting Services to be performed by Consultant under this Agreement, the Company will pay Consultant the annualized sum of $75,000.00.  During the first nine (9) months of this Agreement, payment shall be made to Consultant in equal monthly installments on the last day of each calendar month during which this Agreement is effective, and thereafter, payment shall be made to Consultant in equal quarterly installments on the first day of each quarter during which this Agreement is effective.

1.2.
Expenses.  Consultant shall be responsible for all his own normal business expenses.  Extraordinary expenses must be submitted to the Company for approval or no reimbursement shall occur for any reason whatsoever.

2.
Independent Contractor.  Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold himself out as an employee of the Company.  The parties hereto acknowledge that Consultant is a licensed and practicing attorney-at-law, currently practicing with the law firm Russ & Russ P.C. Notwithstanding anything to the contrary contained in this Agreement, Consultant shall in no way be prohibited, restricted or otherwise limited from practicing law or otherwise providing legal services of any kind or nature to any person or entity, whether directly or indirectly through any firm or organization.

3.
Confidentiality.  In the course of performing the Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to the Company’s business and technology systems, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

4.	Term. This Agreement shall commence on April 2, 2008 and shall terminate on April 1, 2012 (the “Term”).

5.
Company Contract Default.  In the event that the Company fails to perform any obligations or otherwise breaches any agreement under the terms of that certain Unsecured Convertible Promissory Note, issued by the Company and dated as of the date hereof (the “Note”), and such failure or breach constitutes an “event of default” (as such term is defined in the Note) under such Note, then in any such case, Consultant shall have the right, exercisable by delivery of written notice thereof to the Company in accordance with Section 7 of this Agreement, to immediately terminate this Agreement and all of his obligations hereunder without liability of any kind.  In addition, in the event this Agreement is terminated by Consultant prior to the end of the Term pursuant to this Section 6, then notwithstanding such termination, the Company shall immediately pay to Consultant an amount equal to the full amount of compensation that Consultant would have received under this Agreement for the remaining Term hereof had this Agreement not been so terminated.

6.
Notice.  Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below or delivered via facsimile to the appropriate party at the facsimile number set forth below (so long as delivery of such facsimile to the correct facsimile number is evidenced by electronic confirmation).

Notices to Consultant:

Jay Edmond Russ
Facsimile: (516) 541-1077

Notices to the Company:

Visual Management Systems, Inc.
1000 Industrial Way North Suite C
Toms River, NJ 08755

7.	Miscellaneous.

7.1.
Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

7.2.
Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to their respective successors and assigns.  Nothing in this Agreement shall be construed to permit the assignment by either party hereto of either of the respective parties rights or obligations hereunder, and any such assignment is expressly prohibited without the prior written consent of the other party hereto.  Any attempted or purported assignment in violation of this Section 8.2 shall be void and of no force or effect.

7.3.
Governing Law, Severability.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have set their hands this 2nd day of April, 2008.

Visual Management Systems, Inc.

By:
_____________________________________________
Jason Gonzalez, Chief Executive Officer

_____________________________________________
Jay Edmond Russ, Consultant

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